Exhibit (a)(8)

Press release

CONTACT:  Arch Currid of Compaq Computer Corporation,
          281-514-0484, or arch.currid@Compaq.com



          Compaq Notified of Competing Acquisition Proposal by Proxicom

HOUSTON, May 7, 2001 - Compaq Computer Corporation (NYSE: CPQ) was notified on Sunday, May 6, 2001, that Proxicom, Inc. has received a competing proposal to acquire the company. Proxicom's board of directors has authorized its management team to investigate the proposal and will keep Compaq informed of the status of the competing proposal. The Proxicom board has not changed its recommendation to Proxicom shareholders. The merger agreement between Compaq and Proxicom continues in effect.

About Compaq

Compaq Computer Corporation, a Fortune Global 100 company, is a leading global provider of technology and solutions. Compaq designs, develops, manufactures, and markets hardware, software, solutions, and services, including industry-leading enterprise computing solutions, fault-tolerant business-critical solutions, and communications products, commercial desktop and portable products, and consumer PCs that are sold in more than 200 countries. Information on Compaq and its products and services is available at http://www.compaq.com.

Notes:

Compaq and the Compaq logo Registered U.S. Patent and Trademark Office. Other product names mentioned herein may be trademarks and/or registered trademarks of their respective companies. This press release may contain forward-looking statements based on current expectations that involve a number of risks and uncertainties. The potential risks and uncertainties that could cause actual results to differ materially include, among others: market conditions, particularly in the U.S.; increased competitive environment and pricing pressures; disruptions related to restructuring activity and delays in the implementation of changes in delivery models. Further information on these and other factors that could affect Compaq's financial results is included in Compaq's Securities and Exchange Commission (SEC) filings, including the latest Annual Report on Form 10-K and the latest quarterly report on Form 10-Q.